UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported) April 20, 2007
Home BancShares, Inc.
(Exact name of registrant as specified in its charter)
Arkansas
(State or other jurisdiction of incorporation)

000-51904	71-0682831
(Commission File Number)	(IRS Employer Identification No.)

719 Harkrider, Suite 100, Conway, Arkansas (Address of principal executive offices)	72032 (Zip Code)
(501) 328-4770
(Registrant’s telephone number, including area code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers
SIGNATURES

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.
     At its April 20, 2007 meeting, the Board of Directors of Home BancShares, Inc., based on a recommendation by the Compensation Committee, granted John W. Allison, Chairman and CEO, a $1,500 a month car allowance and approved a Chairman’s Retirement Plan for Mr. Allison. The Chairman’s Retirement Plan provides a supplemental retirement benefit of $250,000 a year for 10 consecutive years or until Mr. Allison’s death, whichever occurs later. The benefits under the plan vest based on Mr. Allison age at the following rate; age 61 — 7.5%, age 62 — 35.0%, age 63 — 60.0%, age 64 — 82.0% and age 65 — 100.0%. These benefits will become 100% vested if any of the following events occur before Mr. Allison reaches the age of 65; death, disability, involuntary termination without cause or change in control of the Company. The vested benefits are payable over 10 years or Mr. Allison’s life, whichever is greater, and commence on the earlier of Mr. Allison reaching 65 or termination of employment for any reason other than death. If Mr. Allison dies before the benefits commence, his beneficiary shall be entitled to receive the benefits for 10 years. If death occurs during the 10 year guaranteed benefit period, his beneficiary shall receive the remaining payments due during the guaranteed period. If death occurs after the guaranteed benefit period, no further benefits shall be paid. The annual benefit will be paid in monthly installments.
     SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Home BancShares, Inc. (Registrant)

Date: April 25, 2007	/s/ Randy Mayor Randy Mayor
Chief Financial Officer